Exhibit (l)

Dechert LLP 1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax

July 27, 2026

CAZ GP Stakes Growth Fund

1360 Post Oak Blvd., Suite 2200

Houston, Texas 77056

Re:	Pre-Effective Amendment No. 2 to Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to CAZ GP Stakes Growth Fund, a Delaware statutory trust (the “Fund”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File Nos. 333-295040 and 811-24180) as originally filed on April 14, 2026 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended, and as subsequently amended, including on June 11, 2026 and on or about the date hereof (the “Registration Statement”) relating to the proposed issuance of the Fund’s shares of beneficial interest (“Shares”).

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Certificate of Trust of the Fund;

(iii)	the Amended and Restated Declaration of Trust of the Fund;

(iv)	the By-Laws of the Fund;

(v)	resolutions of the board of trustees of the Fund relating to, among other things, the authorization and issuance of the Shares; and

(vi)	a Certificate of Good Standing issued by the Delaware Secretary of State.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, trustees, employees and representatives of the Fund.

July 27, 2026 Page 2

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Fund).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when the Shares are issued and sold in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware Statutory Trust Act.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dechert LLP
Dechert LLP